UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2025

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2445 Technology Forest Blvd., 11th Floor
The Woodlands, Texas 77381
(Address of principal executive offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	LXRX	The Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) (c) (e) Effective as of January 2, 2025, Scott M. Coiante was appointed as our senior vice president and chief financial officer, in which capacity he will function as our principal financial officer. In connection with such appointment, Kristen L. Alexander, our vice president, finance and accounting, relinquished her function as our principal financial officer. Ms. Alexander will continue her function as our principal accounting officer.

Mr. Coiante, 58, served for ten years in senior leadership positions at Agile Therapeutics, Inc., most recently as senior vice president, chief financial officer from 2011 to 2019 and from August 2023 to August 2024. Mr. Coiante also served as senior vice president, chief financial officer at Aprea Therapeutics, Inc. from August 2019 to January 2023 and in a series of senior financial and accounting positions with Medarex, Inc. and Ernst & Young LLP prior to joining Agile Therapeutics. Mr. Coiante is a certified public accountant and received his B.S. from Villanova University..

In connection with his appointment, we entered into an offer letter with Mr. Coiante dated December 18, 2024. Under the terms of the offer letter, Mr. Coiante will receive an initial annual base salary of $450,000 and will be eligible to receive an annual cash bonus, with a bonus target of 40% of his base salary. The actual cash bonus, if any, will be determined in the discretion of the compensation committee of our board of directors based on the achievement of certain corporate goals and in accordance with the process applicable to all named executive officers.

In addition, we have agreed to grant Mr. Coiante a stock option under our 2017 Equity Incentive Plan (the “Plan”) to purchase 230,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date, as determined in accordance with the terms of the Plan. The stock option expires on the tenth anniversary of the grant date and vests with respect to 25% of the shares underlying the stock option on the first anniversary of the grant date and 1/48th per month for each month of service thereafter. The stock option becomes fully vested with respect to all remaining unvested shares upon a change in control of our company.

Mr. Coiante will be eligible to receive additional long-term stock-based incentive awards under the Plan. Actual long-term stock-based incentive awards, if any, will be determined in the discretion of the compensation committee of our board of directors in accordance with the process applicable to all named executive officers.

The appointment of Mr. Coiante as senior vice president and chief financial officer was not made pursuant to any other arrangement or understanding between Mr. Coiante and any other person. There are no family relationships involving Mr. Coiante which would require disclosure under Item 401(d) of Regulation S-K. There are no current or proposed transactions in which Mr. Coiante or any member of his immediate family has, or will have, a direct or indirect material interest which would require disclosure under Item 404(a) of Regulation S-K.

A copy of the offer letter with Mr. Coiante is attached to this current report on Form 8-K as Exhibit 10.1 and the above summary is qualified in its entirety by reference to the full text of such offer letter.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.		Description
10.1	—	Offer Letter, dated December 18, 2024, with Scott M. Coiante
EX-104	—	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: January 2, 2025	By:	/s/ Brian T. Crum
Brian T. Crum
Senior Vice President and General Counsel